UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2021

SACHEM CAPITAL CORP.

(Exact name of Registrant as specified in its charter)

New York	001-37997	81-3467779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

698 Main Street, Branford, Connecticut	06405
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (203) 433-4736

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares, par value $.001 per share	SACH	NYSE American LLC
7.125% Notes due 2024	SCCB	NYSE American LLC
6.875% Notes due 2024	SACC	NYSE American LLC
7.75% Notes due 2025	SCCC	NYSE American LLC
7.75% Series A Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per share	SACHPRA	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 21, 2021, Sachem Capital Corp. (“Sachem”) entered a Master Repurchase Agreement and Securities Contract with Churchill MRA Funding I LLC (“Churchill”), a subsidiary of Churchill Real Estate, a vertically integrated real estate finance company based in New York, New York. Under the terms of the Master Repurchase Agreement, Sachem has the right, but not the obligation, from time-to-time, to sell mortgage loans to Churchill, which has the right, but not the obligation, to purchase those loans. In addition, Sachem has the right and, in some instances the obligation, to repurchase those loans from Churchill. The amount that Churchill will pay for each mortgage loan it purchases from Sachem that Churchill will pay for a mortgage loan will vary based on the attributes of the loan and various other circumstances. The maximum aggregate purchase price under the facility is $200 million. The repurchase price is calculated by applying an interest factor to the purchase price of the mortgage loan. Initially, the interest factor will be the sum of the greater of 0.25% and the 30-dayLIBOR plus a margin 3%-4%, depending on the aggregate principal amount of the mortgage loans held by Churchill at that time. Provisions have been made in the agreement to replace LIBOR with a different, but comparable, benchmark when the 30-day LIBOR is phased out. Sachem has also granted Churchill a first priority security interest on the mortgage loans sold to Churchill to secure its repurchase obligation.

Churchill has the right to terminate the Facility at any time upon 180 days prior notice to Sachem. Sachem then has an additional 180 days after termination to repurchase all the mortgage loans held by Churchill.

The Master Repurchase Agreement contains other terms and conditions, including representations and warranties, covenants and agreements typically found in these types of financing arrangements. In addition, Sachem has agreed that it will not (A) (i) pay any dividends or make distributions in excess of 90% of its taxable income, (ii) incur any indebtedness or (iii) purchase any of its capital stock, unless, in any case, it has an asset coverage ratio of at least 150%; and (B) have unencumbered cash and cash equivalents in an amount equal to or greater than 2.50% of the amount of its repurchase obligations. Sachem intends to use the proceeds from the facility to finance the continued expansion of its lending business and for general corporate purposes.

In connection with the Churchill repurchase facility described above, Sachem, Churchill and U.S. Bank entered into a Custodial Agreement (the “Custodial Agreement”) pursuant to which U.S. Bank National Association, will act as custodian (the “Custodian”) of the mortgage loan files for the loans sold to Churchill.

The foregoing descriptions of the Master Repurchase Agreement and the Custodial Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Master Repurchase Agreement and Securities Contract, dated as of July 21, 2021, between the Company and Churchill MRA Funding I LLC.
10.2	Custodial Agreement, dated as of July 21, 2021, among the Company, Churchill MRA Funding I LLC. and U.S. Bank National Association.
99.1	Press Release dated July 23, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* * * * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sachem Capital Corp.

Dated: July 26, 2021	By:	/s/John L. Villano
John L. Villano, CPA
Chief Executive Officer and
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
10.1	Master Repurchase Agreement and Securities Contract, dated as of July 21, 2021, between the Company and Churchill MRA Funding I LLC.

10.2	Custodial Agreement, dated as of July 21, 2021, among the Company, Churchill MRA Funding I LLC. and U.S. Bank National Association.

99.1	Press Release dated July 23, 2021.

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